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                                                                     EXHIBIT 5.1


                    [WEIL, GOTSHAL & MANGES LLP LETTERHEAD]





                                October 23, 1997



Hedstrom Holdings, Inc.
Hedstrom Corporation
ERO, Inc.
ERO Industries, Inc.
ERO Marketing, Inc.
Priss Prints, Inc.
Impact, Inc.
ERO Canada, Inc.
Amav Industries, Inc.
585 Slawin Court
Mount Prospect, Illinois 60056

Ladies and Gentlemen:

         We have acted as counsel to Hedstrom Corporation, a Delaware corporation (the "Hedstrom"), Hedstrom Holdings, Inc., a Delaware corporation ("Holdings"), and ERO, Inc., a Delaware corporation, ERO Industries, Inc., a Delaware corporation, ERO Marketing, Inc., an Illinois corporation, Priss Prints, Inc., a Delaware corporation, Impact, Inc., a Delaware corporation, ERO Canada, Inc., a Delaware corporation, and Amav Industries, Inc., a Delaware corporation (collectively, the "Subsidiary Guarantors", and together with Holdings, the "Guarantors"), in connection with the preparation and filing by Hedstrom and the Guarantors of a Registration Statement on Form S-1 (Registration No. 333- 32385) (as amended to date, the "Registration Statement"), initially filed with the Securities and Exchange Commission on July 30, 1997 under the Securities Act of 1933, as amended (the "Securities Act"), relating to $110,000,000 in aggregate principal amount of 10% Senior Subordinated Notes due 2007 (the "New Notes") of Hedstrom that may be issued in exchange for a like aggregate principal amount of the issued and outstanding 10% Senior Subordinated Notes due 2007 (the "Old Notes") of Hedstrom. Hedstrom proposes to offer, upon the terms set forth in the Registration Statement, to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes (the "Exchange Offer"). The Subsidiary Guarantors will fully, unconditionally and jointly and severally guarantee (the "Subsidiary
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Guarantees") the New Notes on an unsecured, senior subordinated basis.
Holdings will fully, unconditionally and jointly and severally guarantee (the "Holdings Guarantee," and together with the Subsidiary Guarantees, the "Guarantees") the New Notes on an unsecured, senior subordinated basis. The New Notes and Guarantees will be offered under an Indenture dated as of June 1, 1997, by and among Hedstrom, the Guarantors, and IBJ Schroder Bank & Trust Company, as trustee (the "Indenture"). Capitalized terms defined in the Registration Statement and not otherwise defined herein are used herein as so defined.


         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, the form of the New Note filed as an exhibit to the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of Hedstrom and the Guarantors, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of Hedstrom and the Guarantors.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

         1. Assuming that the Indenture has been duly authorized, executed and delivered by the parties thereto and that the issuance of New Notes upon consummation of the Exchange Offer has been duly authorized by Hedstrom, when
(i) the New Notes issuable upon consummation of the Exchange Offer have been duly executed by Hedstrom and authenticated by the trustee therefor in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation





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Hedstrom Holdings, Inc. et al.
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of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the New Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of Hedstrom, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and subject to the qualification that we express no opinion as to the effect on the New Notes of the laws of any jurisdiction other than the State of New York, including laws which limit the rates of interest that may legally be contracted for, charged or collected.

         2. Assuming that the Indenture has been duly authorized, executed and delivered by the parties thereto and that the Guarantees of New Notes upon consummation of the Exchange Offer have been duly authorized by the Guarantors, when (i) the New Notes issuable upon consummation of the Exchange Offer have been duly executed by Hedstrom and authenticated by the trustee therefor in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the Guarantees of New Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Guarantors, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and subject to the qualification that we express no opinion as to the effect on the Guarantees of New Notes of the laws of any jurisdiction other than the State of New York, including laws which limit the rates of interest that may legally be contracted for, charged or collected.





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Hedstrom Holdings, Inc. et al.
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         The opinions expressed herein are limited to the laws of the State of
New York and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

         We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                        Very truly yours,


                                        /s/ WEIL, GOTSHAL & MANGES LLP